AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ________, 2003
                                                     REGISTRATION NO. 333-100032

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ______________
                                 Amendment 2 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 _______________

                               CRESCENT MOON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 (Formerly known as Cherokee Investments, Inc.)

             WYOMING                        4953                  86-0970157
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION NUMBER) IDENTIFICATION NUMBER)

                                2557 CANNAN ROAD
                           BLOOMFIELD, NEW YORK 14469
                                 (716) 657-1010
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 _______________

                                ROBERT P. DENOME
                      ROCHESTER PORTABLE SPECIALTIES, INC.
                                2557 CANNAN ROAD
                           BLOOMFIELD, NEW YORK 14469
                                 (716) 657-1010
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF AGENT FOR SERVICE OF SERVICE)
                                 _______________

                                 WITH COPIES TO:
                             KEVIN M. SHERLOCK, ESQ.
                             2609 E. BROADWAY BLVD.
                           TUCSON, ARIZONA 85716-5305
                                 (520) 906-3567
                               (520) 745-1992 FAX

APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                 _______________

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
 TITLE OF EACH CLASS OF SECURITY TO     AMOUNT TO BE        OFFERING PRICE     PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
           BE REGISTERED                 REGISTERED                                  OFFERING PRICE         REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
Common Stock, $.001 par value          250,000 shares            $.25                    $62,500                  $100
------------------------------------- ------------------ --------------------- ---------------------------- ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CRESCENT MOON, INC.

                         250,000 SHARES OF COMMON STOCK

         This prospectus is part of a registration statement that covers 250,000 shares of our common stock currently owned by the selling shareholders (the "selling shareholders"). These shares may be offered or sold from time to time by the selling shareholders. The selling shareholders, other than the current president of Crescent Moon, are considered underwriters by the Securities and Exchange Commission for the purposes of this offering. All of the selling shareholders shall sell their shares at a rate of $0.25 per share for the duration of this offering.

         We will not receive any proceeds from the sale of shares by the selling shareholders.

         Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF ALL
          MATERIAL RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK.



                  The date of this prospectus is ________, 2003

                                TABLE OF CONTENTS

                                                                                                             PAGE
PROSPECTUS SUMMARY...............................................................................................1

RISK FACTORS AND INVESTMENT CONSIDERATIONS.......................................................................4

USE OF PROCEEDS..................................................................................................6

DETERMINATION OF OFFERING PRICE..................................................................................6

SELLING SHAREHOLDERS.............................................................................................6

PLAN OF DISTRIBUTION.............................................................................................8

LEGAL PROCEEDINGS................................................................................................9

MANAGEMENT.......................................................................................................9

DESCRIPTION OF SECURITIES.......................................................................................10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................11

BUSINESS........................................................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..................................................16

DESCRIPTION OF PROPERTY.........................................................................................20

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS...........................................................20

LEGAL MATTERS...................................................................................................21

EXPERTS.........................................................................................................21

                               PROSPECTUS SUMMARY

         The following is a summary of the offering. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire Prospectus, the financial statements and all exhibits and documents referred to therein. See "Risk Factors."

                               CRESCENT MOON, INC.
         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Unless the context otherwise requires "we," "our," "us," or the "Company," refers to Crescent Moon, Inc., a Wyoming corporation. Our wholly owned subsidiary is Rochester Portable Specialties, Inc., a New York corporation. Our principal executive offices are located at 2557 Cannan Road, Bloomfield, New York 14469, and our telephone number is (716) 657-1010.

SUMMARY OF OUR BUSINESS

         Prior to the acquisition we had no assets or business operations. We are now engaged in the business of providing temporary restroom rentals and service, and event management for outdoor events in the Rochester/Western New York area.

                             SUMMARY OF THE OFFERING

SECURITIES OFFERED........................................   250,000 shares of common stock.

CAPITAL STOCK OUTSTANDING

     Common Stock outstanding prior to and after
     Offering.............................................   1,450,000 shares (1)

USE OF PROCEEDS...........................................   We will not  receive  any  proceeds  from the sale of the
                                                             shares  by  the   selling   shareholders.   See  "Use  of
                                                             Proceeds."

PLAN OF DISTRIBUTION......................................   The shares  offered  hereby by the  selling  shareholders
                                                             if sold, will be sold at a rate of $0.25 per share.

                                                             We are paying all of the expenses in connection  with
                                                             the  preparation  of this  Prospectus and the related
                                                             Registration  Statement,  estimated  at $32,600.  See
                                                             "Selling Shareholders" and "Plan of Distribution."

RISK FACTORS..............................................   An  investment  in  our  common  stock  involves  a  high
                                                             degree of risk.  SEE "RISK FACTORS."

____________________

(1) Indicates shares of common stock outstanding as of the date of this Prospectus.

                             SUMMARY FINANCIAL DATA

         The following table summarizes certain of our selected financial data. Each prospective investor should carefully review the more detailed financial statements contained elsewhere in this prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. See "Business" and our Consolidated Financial Statements.

                               Crescent Moon, Inc.
                 (Formerly Rochester Portable Specialties, Inc.)
                      (in thousands, except per share date)

                                                      For the Year Ended                      For the Nine Months Ended
                                                         February 28,                               November 30,
                                           ----------------------------------------    ---------------------------------------
                                                 2002                   2001                  2002                 2001
                                           -----------------     ------------------    ------------------    -----------------
Statement of                                                                                         (Unaudited)
Operation Data:                                 Actual                 Actual                Actual               Actual
                                           -----------------     ------------------    ------------------    -----------------
Net Sales                                  $             285     $              216    $              238    $             255
Operating Expense                                        282                    233                   234                  228
Operating Income (loss)                                    3                    (17)                    4                   27
Other Income (expense)                                    (1)                    17                    (3)                   -
Net Income Attributable to
   Common Stockholders                                     2                      -                     1                   27

Basic & Diluted
Income per Share                           $               -     $                -    $                -    $               -
Weighted Average Number
    of Shares Outstanding                            1,200,000           1,200,000              1,364,545             1,200,000


                                               (In thousands)
                                              Nine Months Ended
                                              November 30, 2002
                                                 (Unaudited)
Balance Sheet Data                                 Actual
------------------------------------    -----------------------------
Working Capital                                                   (76)
Total Assets                                                      107
Short-term Debt                                                    75
Long-term Debt                                                     17
Total Stockholders' Equity                                        (11)

                                  RISK FACTORS

         Investment in our common stock involves a number of risks. The following material factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

Governmental action and regulation of waste collection, transportation and disposal may impose significant burdens on our business.

         There are business risks and potentially substantial cost exposures associated with waste collection, transportation and disposal. These risk factors include: (i) governmental actions at all levels that may seek to restrict the interstate movement of waste for disposal or which seek to limit the types of waste that can be disposed of in certain facilities, which can result in declining volumes of waste available for disposal at some facilities,
(ii) regulations possibly requiring demonstration of financial responsibility and conformance to prescribed or changing standards and methods of operation, and (iii) judicial and administrative proceedings regarding alleged possible adverse environmental and health effects of treatment and disposal facilities.

If our customers built permanent restroom facilities, we would lose revenue.

         Crescent Moon's customers could build their own restroom facilities. If one or more of Crescent Moon's customers were to build their own facilities instead of renting portable restroom facilities from Crescent Moon, we would lose revenue.

Our two biggest customers account for a significant portion of our revenue, and the loss of one or both customers would result in our loss of revenue.

         Our two biggest customers accounting for approximately 21% of our revenue are the Buffalo Bills football club and Beau Productions, an event productions company. If we were to lose one or both of these major customers we would lose a significant source of our revenue.

Management will control approximately 83% of our common stock, and this person may have conflicts of interest.

         Robert P. Denome owns approximately 83% of the outstanding common stock following the combination between Cherokee Investments and Rochester Portable Specialties doing business as Crescent Moon. Accordingly, Mr. Denome is able to exert considerable influence over any stockholder vote, including any vote on the election or removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change in control transactions.

There is no market for our shares and you may not be able to sell them.

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

         If we do become listed on the OTC Bulletin Board, we do not know how our common stock will trade. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

o        the  potential   absence  of  securities   analysts   covering  us  and
         distributing research and recommendations about us;

o the liquidity of our common stock will be low because only 250,000 shares will be in the hands of non-affiliates;

o changes in earnings estimates by securities analysts or our ability to meet those estimates;

o the operating results and stock price performance of other comparable companies;

o        overall stock market fluctuations; and

o economic conditions generally and in the mortgage industry in particular. Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock will likely be considered a penny stocks, whose purchase can be risky.

         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

We have not paid any dividends and do not anticipate paying any cash dividends.

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this Prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. All proceeds from the sale of the shares sold under this prospectus will go to the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

         This prospectus may be used from time to time by the selling shareholders who offer the common stock registered under the registration statement of which this prospectus is a part. The common stock offered by the selling shareholders will be offered from time to time at a fixed rate of $0.25 per share.


                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the common stock owned by the selling shareholders who are entitled to use this prospectus. According to the Securities and Exchange Commission, persons who acquire securities in a blank check company would be acting as underwriters when reselling those securities. The selling shareholders, other than the current president of Crescent Moon, are therefore considered underwriters by the Securities and Exchange Commission for the purposes of this offering. We understand that Daniel Hodges has formed numerous blank check companies, including Cherokee Investments, Inc. The selling shareholders are shareholders in many other blank check corporations formed by Mr. Hodges. There are no other connections between those other black check companies and the selling shareholders. Mr. Hodges does not control, directly or indirectly, the selling shareholders. There are no contracts, arrangements or understandings among the selling shareholders to dispose of the common shares of Crescent Moon. The information in the table is as of the date of this prospectus. Except as described below, no selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock.

                                                SHARES AVAILABLE    PERCENT OWNED BEFORE      PERCENT OWNED
  NAME AND ADDRESS OF SELLING       SHARES       FOR SALE UNDER      COMPLETION OF THE      AFTER COMPLETION
          SHAREHOLDER              OWNED(1)     THIS PROSPECTUS         OFFERING (1)       OF THE OFFERING (4)
---------------------------------  ---------    ---------------     --------------------   -------------------
Robert P. Denome  (2)              1,200,000         25,000                  83                    81
2557 Cannan Road
Bloomfield, NY 14469
Daniel L. Hodges  (3)               50,000           25,000                 3.4                    1.7
1815 N. Placita Buendia
Tucson, AZ  85749
David Adams                          8,000           8,000                   *                      0
6556 E. Calle Herculo
Tucson, AZ  85711
Frank Anjakos                        8,000           8,000                   *                      0
1971 N. Lindenwood Dr.
Tucson, AZ  85712

                                                SHARES AVAILABLE    PERCENT OWNED BEFORE      PERCENT OWNED
  NAME AND ADDRESS OF SELLING       SHARES       FOR SALE UNDER      COMPLETION OF THE      AFTER COMPLETION
          SHAREHOLDER              OWNED(1)     THIS PROSPECTUS         OFFERING (1)       OF THE OFFERING (4)
---------------------------------  ---------    ---------------     --------------------   -------------------
Gerald Bowlin                        8,000           8,000                   *                      0
1 East River Road, #720
Tucson, AZ  85704
Robert C. Daly                       8,000           8,000                   *                      0
6250 Kelly Lynn Ct.
Waxhaw, NC  28173
Brian Delfs                          8,000           8,000                   *                      0
5162 E. Citrus St.
Tucson, AZ  85712
James Delfs                          8,000           8,000                   *                      0
3730 N. Tucson Blvd.
Tucson, AZ  85716
Eric Evans                           8,000           8,000                   *                      0
305 N. Hidalgo
Alhambra, CA  91801
Andrew Gerrish                       8,000           8,000                   *                      0
2231 N. Norris
Tucson, AZ  85719
Audra Guthery                        8,000           8,000                   *                      0
4810 E. Seneca
Tucson, Az  85712
David Hack                           8,000           8,000                   *                      0
232 W. Smoot Dr.
Tucson, AZ  85705
Matthew Hodges                       8,000           8,000                   *                      0
1529 N. Desmond
Tucson, AZ  85712
Scott Krause                         8,000           8,000                   *                      0
9160 E. Walnut Tree Dr.
Tucson, AZ  85749
Michael McKendrick                   8,000           8,000                   *                      0
3015 N. Wentworth Rd.
Tucson, AZ  85749
John R. Ogden                        8,000           8,000                   *                      0
5765 N. Paseo Otono
Tucson, AZ  85715
Ron Olson                            8,000           8,000                   *                      0
9969 E. Paseo San Ardo
Tucson, AZ  85747
Mark Polifka                         8,000           8,000                   *                      0
1132 Mohawk
Topanga, CA  90290
Michael Rhyner                       8,000           8,000                   *                      0
9737 E. Mount Pleasant
Tucson, AZ  85749
Monica Romero                        8,000           8,000                   *                      0
2528 W. Criswell Ct.
Tucson, AZ  85745
Melissa Saucedo                      8,000           8,000                   *                      0
7019 W. Avondale
Tucson, AZ  85743

                                                SHARES AVAILABLE    PERCENT OWNED BEFORE      PERCENT OWNED
  NAME AND ADDRESS OF SELLING       SHARES       FOR SALE UNDER      COMPLETION OF THE      AFTER COMPLETION
          SHAREHOLDER              OWNED(1)     THIS PROSPECTUS         OFFERING (1)       OF THE OFFERING (4)
---------------------------------  ---------    ---------------     --------------------   -------------------
Howard Smith                         8,000           8,000                   *                      0
4050 N. Hiddencove Pl.
Tucson, AZ  85749
John Sylvester                       8,000           8,000                   *                      0
10222 E. Sylvester Rd.
Hereford, AZ  85615
Roger Tamietti                       8,000           8,000                   *                      0
HC 70 Box 4254
Sahuarita, AZ  85629
Raymond Willey                       8,000           8,000                   *                      0
1192 Joseph Ct.
Ripton, CA  95366
Jennifer Worden                      8,000           8,000                   *                      0
9055 E. Catlina Hwy, No. 5206
Tucson, AZ  85749
Roger Wright                         8,000           8,000                   *                      0
5294 W. Peridot St.
Tucson, AZ  85741

______________________

(1) Percentages and share ownership numbers are based on the total issued and outstanding common stock on the date of this prospectus of 1,450,000 shares.

(2)  Robert P. Denome is the sole officer and director of Crescent Moon, Inc.

(3) Daniel Hodges is the formerly sole officer and director of Cherokee Investments.

(*)  Shareholder holds 0.55%.

(4) Assuming all shares registered hereunder by the selling shareholder are sold.


                              PLAN OF DISTRIBUTION

         We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, selling shareholders includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling shareholders may sell the shares, if they are sold, at the fixed rate of $0.25 per share in direct transactions for the duration of this offering. As underwriters, the selling shareholders, other than the current president of Crescent Moon, will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.
Restricted Shares

         Our officer and director own 1,200,000 shares of our common stock. 25,000 shares of common stock currently held by our officer and director are registered hereunder. The common stock held by our officer and director are be

"restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of January 1, 2003.

                                LEGAL PROCEEDINGS

         We are not currently party to any legal proceedings.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names, positions and ages of the individuals who serve as our directors and executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

       Name of Director/Officer  Age      Position(s) With Company

       Robert P. Denome          38       President, CEO, Director

Robert P. Denome has over 20 years of experience in the Waste Management industry. Growing up in the family business, Mendon Disposal, Inc., Mr. Denome he took over management of the business in 1987. In December 1991, the family company was sold to Waste Management, Inc. (WMI). Mr. Denome then went to work for WMI, first supervising residential solid waste routes and then taking over the management of the division known as Port-O-Let/Modulaire -- special event services grossing over $900,000 per year. From 1992 through 1993, Mr. Denome held the position of supervisor of Port-O-Let, and from 1993 through 1995 he held the position of department manager of Port-O-Let/Modulaire and Event Services. During the course of the four years that he worked with WMI, through December of 1995, Mr. Denome gained valuable experience in the operations of a larger corporation including marketing new product introductions, route analysis and efficiency improvement, financial justifications for major purchases, profitability studies per product line, and more. Mr. Denome left WMI in December of 1995 and began operating Rochester Portable Specialties in January 1996.

PRINCIPAL STOCKHOLDERS(1) AND STOCKHOLDINGS OF MANAGEMENT


NAME AND ADDRESS OF                 SHARES BENEFICIALLY            PERCENT OF
BENEFICIAL OWNER (2)              OWNED AFTER ACQUISITION       COMMON STOCK (2)

Robert P. Denome                         1,200,000                          83%
2557 Cannan Road
Bloomfield, New York, 14469

All Officers and Directors as a group    1,200,000                          83%

Daniel L. Hodges                            50,000                         3.4%
1815 N. Placita Buendia
Tucson, AZ  85749

All persons deemed underwriters (3)        250,000                          17%

(1) According to Instruction 7 to Item 403 of Regulation S-B, the term "group" means two or more persons acting as a partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of an issuer. Groups holding more than 5% of a class of an issuers securities are required to report. Crescent Moon believes that there are no groups within the meaning of Instruction 7 to Item 403 of Regulation S-B.

(2) Applicable ownership percentages were based on 1,450,000 shares issued and outstanding as of January 15, 2003.

(3) According to the Securities and Exchange Commission, persons who acquire securities in a blank check company would be acting as underwriters when reselling those securities. The selling shareholders, other than the current president of Crescent Moon Robert P. Denome, are therefore considered underwriters by the securities and exchange commission for the purposes of this offering. For the complete list of underwrites, please see the list of selling shareholders, less Robert
         P. Denome, above in the "Selling Shareholders" section.



                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 1,450,000 shares are issued and outstanding at the date of this prospectus.

         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

DIVIDEND POLICY

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant.

TRANSFER AGENT

         Our transfer agent is Holiday Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Crescent Moon has entered into a lease agreement with its president and director Robert P. Denome on July 1, 1998 for its 1,500 square foot office facilities. The rental charges are approximately $375 per month and this lease expires in June 30, 2003. Crescent Moon has also entered into a lease agreement with its president and director Robert P. Denome on August 1, 1997 for its four acre storage lot. The rental charges are approximately $350 per month and this lease expires in July 31, 2002. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Crescent Moon leases a four acre parcel from Robert Demone, the company's president, director and majority shareholder for approximately $350 per month under an operating lease. The lease began August 1, 1997 and the lease term expired on July 31, 2002. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Crescent Moon leases warehouse space from Robert Demone, the company's president, director and majority shareholder for approximately $375 per month under an operating lease. The warehouse lease began July 1, 1998 and expires on June 30, 2003.

         Crescent Moon leases a ten-unit trailer from Robert Demone, the company's president, director and majority shareholder for $200 per year under an operating lease. The lease began March 1, 1998 and expired on January 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         The Company leases a pick-up truck from Robert Demone, the company's president, director and majority shareholder for $684 per month under an operating lease. The lease began July 1, 1998 and expired March 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         The Company leases a twenty-unit trailer from Robert Demone, the company's president, director and majority shareholder for $756 per year under an operating lease. The lease began June 1, 1998 and expired January 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Robert Demone, the company's president, director and majority shareholder, advanced to Crescent Moon funds in the amount totaling $119,525 as of May 31, 2002. By November 30, 2002 the advanced funds balance was $55,889. The unsecured, non-interest bearing advances were utilized by the Company to acquire supplies and to pay off its higher interest rate bank loans and line of credit. The advances made by Mr. Denome are non-interest bearing and due on demand. The advances from Mr. Denome increased rapidly during February 2002-May 2002 simply because Mr. Denome decided to loan those funds to Crescent Moon so that Crescent Moon could purchase supplies and pay off its higher interest rate bank loans and line of credit during Crescent Moon's slow season. Crescent Moon's business is seasonal, with its revenue generated primarily during the warmer weather months when it provides its portable restroom services to festivals and events. There are no agreements or understandings with Mr. Denome to provide advances in the future.

BUSINESS

         We were organized under the laws of the state of Wyoming on May 28, 1996 under the name Cherokee Investments, Inc. Before our acquisition of Rochester Portable Specialties, we were an inactive publicly registered shell corporation and had no significant assets or operations. Daniel Hodges founded the company and was the sole officer and director, and majority shareholder until the acquisition of Rochester Portable Specialties. On May 6, 2002 we entered into a acquisition agreement with Rochester Portable Specialties, Inc. of New York to acquire Rochester Portable Specialties and its assets and liabilities. Our shareholders approved the acquisition and we completed the acquisition on June 3, 2002. As a result of the acquisition, we issued 1,200,0000 shares of our common stock to the shareholder of Rochester Portable Specialties. Additionally, pursuant to the acquisition, Mr. Hodges resigned from his positions with the company and also returned to Crescent Moon for cancellation 750,000 shares of his original share holding of 800,000 shares of common stock. Other than the stock issuance to Mr. Denome, no other payments, including no finders fees or consulting fees, were paid as part of the transaction. Greg Polla, a friend of Robert Demone, then President of Rochester Portable Specialties, located Mr. Hodges and Cherokee Investments and introduced the parties to the transaction. We changed our name to Crescent Moon, Inc. pursuant to the closing of the acquisition of Rochester Portable Specialties.

         Rochester Portable Specialties was originally incorporated under the laws of the state of New York in 1995. After the acquisition of Rochester Portable Specialties, we are in the business of providing temporary restroom rentals and service, and event management for outdoor events in Rochester/Western New York area. To reflect our business, we changed our name from Cherokee Investments, Inc. to Crescent Moon, Inc.

PLAN OF OPERATION

         Crescent Moon provides temporary restroom units including single units, disability accesses units, chemical toilets, and portable trailer with flush toilets, running water, air conditioning, and stereo sound.

SERVICES

Crescent Moon provides a variety of services including:

o        delivering and picking up temporary restroom units.

o cleaning and stocking temporary restrooms monthly, weekly, daily, or hourly.

o        event planning in the early stages to determine:
                  utility/power requirements; total restroom capacity needed based on attendance estimates and event duration; restroom location to facilitate traffic flow in relation to other vendors (food, drink, etc.); and timing and frequency of cleanings and re-stockings, etc.

o on-site coordination during events to monitor restroom usage and recommend changes, if needed.

PRODUCT DESIGN AND CONSTRUCTION

         All single unit temporary restrooms, constructed of plastic, are purchased from the same manufacturer, Poly Portables, to ensure compatibility and interchangeability of replacement parts and to reduce inventory requirements for these parts.

         Restroom trailers are custom built to meet local market demands. Four trailers have been acquired to service larger events. These chemical restroom trailers are durably built with marine plywood interiors to facilitate ease of cleaning and repairs of any vandalism or other damage. Top of the line flush restroom trailers are watertight for ease of cleaning with a more attractive white composite interior and porcelain and stainless steel fixtures. These trailers were custom built to Crescent Moon's specifications by Advanced Containment Systems, Inc., and Ameri-Can Engineering. All units are designed to withstand the vibration and torque associated with transportation.

         We have designed an innovative pumper truck that utilizes a flat tank instead of a round tank. This enables drivers to haul more equipment at one time, saving significant time and costs in multiple trips to event sites. Four of these trucks have been built for us with another two in process.

MARKET

         Crescent Moon's market is to provide portable and temporary restroom rentals and service, and event management, for outdoor events in Rochester/Western New York area. Outdoors and special events have sanitation needs that Crescent Moon can fill by providing portable and temporary restroom rentals.

Crescent Moon serves over 200 individual events in many market segments including:
o Sporting events such as regattas, golf tournaments, and town soccer leagues.
o Annual neighborhood arts festivals such as The Corn Hill Festival and the Park Avenue Festival
o        Carnivals and other fund-raisers
o        Annual city festivals such as the Lilac Festival
o Outdoor concerts and music festivals for the Finger Lakes Performing Arts Center and others, and
o        Individual events such as weddings, graduations, and private parties.

CUSTOMERS
Our main customers are the event planners themselves. Large event management organizations, such as Beau Productions will utilize our services for all their events that need temporary restroom services. Smaller event planners such as wedding consultants and catering companies coordinate multiple events with Crescent Moon during each season. Additional customers are those in charge of planning only one event such as a not-for-profit fund-raiser or a corporate picnic.

Crescent Moon markets its services directly to event planners and organizers. Our marketing strategy is to keep in phone contact with local event planners and organizers in order to assist them in ascertaining their needs. Additionally, Crescent Moon advertises its services such as in the local phone book.

Our two biggest customers accounting for approximately 21% of our revenue are the Buffalo Bills football club, and Beau Productions, an event productions company. The Buffalo Bills football club holds an eight week summer training camp hosted at St. John Fisher College in Rochester, New York. While we have had only year to year agreements with the Buffalo Bills football club to provide temporary restroom facilities for their training camp, we believe that it is likely that they will continue to use our services for the eight-year term contract that they have with St. John Fisher College. Beau Productions is an event production and promoting company that we have worked with for seven years. We currently have a contract with Beau Productions that provides that they use Crescent Moon as their preferred provider for any of their temporary restroom needs. That contract has three year remaining before it expires. We have no other material contracts with our customers.

We have no contracts with our suppliers. For our supplies, we generally seek quotes and shop around for best prices.

Competition
         Rochester Portable Specialists is not a significant participant in the national market for temporary restroom rentals and service. There are established national companies that have significantly greater financial and personnel resources than we have in this field. In the Rochester/Western New York area market that Rochester Portable serves, Rochester Portable is a significant participant in that they supply over 80% of the restroom rentals in that local special event marketplace.

Intellectual Property
         We hold a federal trademark for "Crescent Moon." We do not own any other intellectual property.

Employees
         We have 4 full-time employees. Our employees are not represented by a union. We considers our relations with our employees to be satisfactory.

Regulation
         Our business relating to the handling, transportation and disposal of waste is subject to extensive and complex rules and regulations of, and examinations by, federal, state and local government authorities, including New York State Department of Environmental Conservation, Monroe County Waste Water Authority, and OSHA. We apply for and receive a permit from the New York State Department of Environmental Conservation, Waste Transporter Permit # 8A-567 which identifies the septage waste material that we handle, that we may transport an unlimited quantity of septage waste materials, and that we dispose of such septage waste material by pumping out at approved facilities. This permit is set to expire on January 31, 2004. We apply for and receive a permit from the Monroe County Waste Water Authority, Scavenger Waste Hauler Discharge Permit # 766, District 8520, which allows us to dispose of septage waste at local Monroe County facilities for our waste disposal, where we pay a per gallon fee for waste we dispose. This permit is set to expire on February 15, 2004. We must have the waste that we handle tested by the Monroe County Waste Water Authority to ensure that we are not disposing hazardous wastes. We also apply for and receive permits based on the weight class and types of vehicles we use from the New York State Highway use tax permit, Permit # D55964 18th Series which expires December 31, 2005, and Interstate Federal Highway use tax permit, Permit 16-1477715 which expires December 31, 2003.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules. The occurrence of any such event could make compliance substantially more difficult or expensive, expose us to claims and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

Indemnification
         The Wyoming Business Corporation Act permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The Wyoming Business Corporation Law limits or eliminates the liability of a director of a corporation for monetary damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

         The bylaws of the Company allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Wyoming law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 17-16-833 of the Wyoming Business Corporation Law or an intentional violation of criminal law.


         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         Crescent Moon, Inc. may make certain statements in this Prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; our competitive strengths and business strategies. Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Prospectus.

ACQUISITION

         On June 3, 2002 we closed on the acquired of Rochester Portable Specialties (New York) as a wholly owned subsidiary. As a result of the acquisition, we issued 1,200,000 shares of our common stock to Robert P. Denome, the shareholder of Rochester Portable Specialties and the business of Rochester Portable Specialties became our business. Rochester Portable Specialties operates under the name Crescent Moon. Effective July 22, 2002, we have changed our name from Cherokee Investments, Inc. to Crescent Moon, Inc. to reflect our new business. After the acquisition, we are in the business of providing temporary restroom rentals and service, and event management for outdoor events in Rochester/Western New York area.

         Before our acquisition of Rochester Portable Specialties we were an inactive publicly registered shell corporation and had no significant assets or operations.


RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION

  Revenues

         Total revenues for the year ended February 28, 2002 were $285,304 compared to $216,250 for the year ended February 28, 2001. For the three months ended November 30, 2002 and 2001, the Company had total sales of $36,670 and $36,050 respectively. For the nine months ended November 30, 2002 and 2001, the Company had total sales of $237,898 and $255,366 respectively. Revenues consist primarily of fees collected for the rental and management of portable restrooms. Our revenues decreased significantly in the first quarter of 2002 as compared to 2001 as a result of the general economic slowdown in the United States, however, by the third quarter, our revenues had return to approximately the same level as the prior year.

  Costs and Expenses

         Crescent Moon had costs and expenses for year ended February 28, 2002 in the amount of $281,779 compared to $233,133 for the same period ended February 28, 2001. Costs and expenses for the three months ended November 30, 2002 were $65,391 compared to $64,534 for the three months ended November 30, 2001. Costs and Expenses - For the nine months ended November 30, 2002 and 2001, the Company had costs and expenses of $233,757 and $228,340 respectively. Costs and expenses consist primarily of supplies, chemicals, selling and marketing expenses and general and administrative expenses.

 Net Income

          Crescent Moon had net income for the year ended February 28, 2002 in the amount of $2,155 compared to a net loss of ($310) for the year ended February 28, 2001. Net loss for the three months ended November 30, 2002 was ($26,303) compared to ($28,484) for the same period ended November 30, 2001. Net income for the nine months ended November 30, 2002 was $1,111 compared to $26,465 for the same period ended November 30, 2001. While our net income decreased significantly in the early part of 2002 as compared to 2001 as a result of the general economic slowdown in the United States, by the end of the third quarter we were recovering. Due to the seasonality of our business whereby we generate most of our revenue during the warmer months when there are a greater number of outdoor events that we service, we generally have a significant net loss for the first quarter of each fiscal year. Additionally, in order to keep our employees working year round, we tend to purchase new equipment for assembly and make repairs to old equipment during the winter months.

  Liquidity and Capital Resources

         For the nine months ended November 30, 2002 and 2001, Crescent Moon used approximately $65,000 and $72,000 in cash flow from operating activities.

         At November, 2002, Crescent Moon had total current assets of $25,569 compared to $1,980 current assets at February 28, 2002. We had a net working capital deficit of $75,880 and $82,083 at November 30, 2002 and February 28, 2002 respectively.

         Net stockholders' deficit for Crescent Moon was $10,622 as of May 31, 2002 and $11,308 at February 28, 2002.

         At November 30, 2002, Crescent Moon had net cash in the amount of $64,857 provided by its operating activities compared to $$72,792 for the same period ended November 30, 2001. Net cash used in investing activity, consisting of the purchase of fixed assets, was $23,384 as of November 30, 2002 compared to net cash used in the amount of $101,891 for the same period ended November 30, 2001. Net cash used by its financing activities was $21,177 as of November 30, 2002 resulting from the decrease of the business line of credit and corresponding net advances from Mr. Denome. For November 30, 2001, net cash provided from financing activities was $8,245. At November 30, 2002 Crescent Moon had cash in the amount of $17,276 compared to $1,980 for the year ended
February 28, 2001. We expect that we will be able to satisfy our cash requirements for the next twelve months from our existing cash flow.

         Our liquidity increased significantly in the first three quarters of 2002 as compared to 2001 as a result of our reduced purchased of fixed assets. With the economic downturn, we initial had reduced revenues. Management therefore reduced expenditures of fixed assets in 2002 in order to mitigate the risks posed by the economic climate. Management believes that there are no other known material trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or long-term liquidity.

          Additionally, Crescent Moon has a business line of credit with Manufacturers and Traders Trust in the amount of $50,000 at the interest rate of prime plus 1 1/2 precent. As of November 30, 2002, the line of credit had a $0 balance, while at Febraury 28, 2002 the line of credit had a balance of $41,000. Robert Denome, president of Crescent Moon, has advanced money to the company. On May 31, 2002, the advances totaled $119,525, while as of November 30, 2002, advances from Mr. Denome totaled $55,889. The advances from Mr. Denome increased rapidly during February 2002-May 2002 simply because Mr. Denome decided to loan those funds to Crescent Moon so that Crescent Moon could purchase supplies and pay off its higher interest rate bank loans and line of credit during Crescent Moon's slow season. Crescent Moon's business is seasonal, with its revenue generated primarily during the warmer weather months when it provides its portable restroom services to outdoor festivals and events. The advances made by Mr. Denome are due on demand and are non-interest bearing. There are no agreements or understandings with Mr. Denome to provide advances in the future.

Outstanding loans

         Crescent Moon is carrying three loans as of November 30, 2002. One loan is a note payable to Manufacturers and Traders Trust Bank with an original principal amount of $25,000 due August 1, 2003 payable at $812.36 per month with an interest rate of prime plus 1%. As of November 30, 2002 this loan had a balance of $7,002. There is a second note payable to Manufacturers and Traders Trust Bank with an original principal amount of $25,000 due December 24, 2005 payable at $531.31 per month with an interest rate of prime plus 1 1/2 %. As of November 30, 2002 this loan had a balance of $17,156. Lastly, as of November 30, 2002, advances from Mr. Denome totaled $55,889. The advances made by Mr. Denome are due on demand and are non-interest bearing.

                             DESCRIPTION OF PROPERTY

         Crescent Moon has entered into a lease agreement with its president Robert P. Denome on July 1, 1998 for its 1,500 square foot office facilities. The rental charges are approximately $375 per month and this lease expires in June 30, 2003. Crescent Moon has also entered into a lease agreement with its president Robert P. Denome on August 1, 1997 for its four acre storage lot. The rental charges are approximately $350 per month and this lease expires in July 31, 2002.

         We have assets of portable toilets, trailers and associated equipment with a value of approximately $380,000 as of November 30, 2003. This is comprised of the following assets: two hundred single-unit portable toilets; ten handicap toilets; two 12 x 6 foot flush trailers; one 12 foot flush trailer; one 16 foot flush trailer; one 20 foot flush trailer; one 4-Job Restroom trailer; nine holding tanks and tools; two hauling trailers; one 1996 Dodge Pump Truck; and one 1994 Freightliner Pump Truck. These assets are encumbered by our outstanding bank loans with a total outstanding amount of $24,158 as of November 30, 2002.

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the Registration Statement, of which this Prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time.

         250,000 of the 1,450,000 currently outstanding shares of our common stock are being registered in the registration statement of which this Prospectus is a part.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                                    ANNUAL              RESTRICTED   SECURITIES
                                                 COMPENSATION              STOCK     UNDERLYING       ALL OTHER
                                                                        AWARDS ($)  OPTIONS/SARS    COMPENSATION

  NAME AND PRINCIPAL POSITION    YEAR      SALARY ($)     BONUS ($)
 Robert P. Denome                2001              7,800       -             -            -               -
    President, CEO               2000             12,800       -             -            -               -
                                 1999              3,400       -             -            -               -

DIRECTOR COMPENSATION

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.


                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for Rochester Portable Specialties by Kevin M. Sherlock, Esq., Tucson, Arizona.


                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this Prospectus have been audited by Robison, Hill & Co., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.




                             ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, with respect to 250,000 of our issued and outstanding shares of common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and the validity of each such statement is limited by this reference.

Copies of our reports, proxy statements and other information may be inspected and copied, and can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that include reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.

We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

FINANCIAL STATEMENTS







                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA CRESCENT MOON)


                                       -:-

                          INDEPENDENT AUDITOR'S REPORT

                           FEBRUARY 28, 2002 AND 2001

                                    CONTENTS

                                                                                                          Page

Independent Auditor's Report...............................................................................F - 1

Balance Sheets
  February 28, 2002 and 2001...............................................................................F - 2

Statements of Operations for the
  Years Ended February 28, 2002 and 2001...................................................................F - 3

Statement of Stockholders' Equity
  Years Ended February 28, 2002 and 2001...................................................................F - 4

Statements of Cash Flows for the
  Years Ended February 28, 2002 and 2001...................................................................F - 5

Notes to Financial Statements..............................................................................F - 7

                          INDEPENDENT AUDITOR'S REPORT


Rochester Portable Specialties, Inc.
(DBA Crescent Moon)


         We have audited the accompanying balance sheets of Rochester Portable Specialties, Inc. (DBA Crescent Moon) as of February 28, 2002 and 2001, and the related statements of operations, statement of stockholders' equity and cash flows for the two years ended February 28, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rochester Portable Specialties, Inc. (DBA Crescent Moon) as of February 28, 2002 and 2001, and the results of its operations and its cash flows for the two years ended February 28, 2002 in conformity with generally accepted accounting principles in the United States of America.


                                                   Respectfully submitted



                                                   /S/ ROBISON, HILL & CO.
                                                   Certified Public Accountants

Salt Lake City, Utah
June 19, 2002

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                                 BALANCE SHEETS

                                                                            February 28,
                                                                  ---------------------------------
                                                                        2002             2001
                                                                  ----------------  ---------------
ASSETS:
   Current Assets
     Cash                                                         $          1,980  $        27,638
     Accounts Receivable                                                         -                -
                                                                  ----------------  ---------------
        Total Current Assets                                                 1,980           27,638
                                                                  ----------------  ---------------
   Fixed Assets
     Office Equipment                                                        2,510            2,510
     Port-O-Pot and Trailers                                               355,479          262,887
     Polyportable Equipment                                                 18,116                -
                                                                  ----------------  ---------------
        Total Fixed Assets                                                 376,105          265,397
        Less Accumulated Depreciation                                     (268,346)        (197,169)
                                                                  ----------------  ---------------
            Net Fixed Assets                                               107,759           68,228
                                                                  ----------------  ---------------
   Total Assets                                                   $        109,739  $        95,866
                                                                  ================  ===============

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
   Current Liabilities
     Accounts Payable                                             $          8,251  $         3,178
     Customer Deposits                                                           -            2,773
     Advances from Shareholder                                              18,687           26,370
     Bank Line of Credit                                                    41,000           18,958
     Current Portion of Long-Term Debt                                      16,125           23,784
                                                                  ----------------  ---------------
       Total Current Liabilities                                            84,063           75,063
   Notes Payable                                                            36,984           34,266
                                                                  ----------------  ---------------
     Total Liabilities                                                     121,047          109,329
                                                                  ----------------  ---------------
Stockholders' Equity:
  Common Stock, Par Value $.001
    Authorized 100,000,000 shares,
    Issued at 1,200,000 at February 28, 2002 and 2001                        1,200            1,200
 Additional Paid in Capital                                                  8,900            8,900
  Retained Earnings (Deficit)                                              (21,408)         (23,563)
                                                                  ----------------  ---------------
     Total Stockholders' Equity                                            (11,308)         (13,463)
                                                                  ----------------  ---------------
       Total Liabilities and Stockholders' Equity                 $        109,739  $        95,866
                                                                  ================  ===============


                    The accompanying notes are an integral part of these financial statements.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                            STATEMENTS OF OPERATIONS




                                                                 For the Year Ended
                                                                    February 28,
                                                    ---------------------------------------------

                                                            2002                    2001
                                                    ---------------------   ---------------------

Revenues:                                           $             285,304   $             216,250
                                                    ---------------------   ---------------------

Expenses:
   Advertising                                                      6,786                   3,360
   General and Administrative                                     274,993                 229,773
                                                    ---------------------   ---------------------

      Total Operating Expenses                                    281,779                 233,133

Other Income (Expense)
   Gain on Sale of Equipment                                        3,031                  19,806
   Interest Expense                                                (4,301)                 (3,069)
                                                    ---------------------   ---------------------

   Net Other Income (Expense)                                      (1,270)                 16,737
                                                    ---------------------   ---------------------

Net Income (Loss) Before
   Taxes                                                            2,255                    (146)

Income and Franchise Taxes                                            100                     164
                                                    ---------------------   ---------------------

     Net Income (Loss)                              $               2,155   $                (310)
                                                    =====================   =====================

Basic & Diluted Earnings
    (Loss) per Share                                $                   -   $                   -
                                                    =====================   =====================







                    The accompanying notes are an integral part of these financial statements.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED FEBRUARY 28, 2002





                                                                                 Additional           Retained
                                                  Common Stock                    Paid in             Earnings
                                           Shares               Value             Capital            (Deficit)
                                      -----------------   -----------------  ------------------  ------------------
Balance at March 1, 1999                             25   $          10,100  $                -  $          (34,380)

Effect of Recapitalization
  June 3, 2002                                1,199,975              (8,900)              8,900                   -

Net Income                                            -                   -                   -              11,127
                                      -----------------   -----------------  ------------------  ------------------

Balance at February 29, 2000                  1,200,000               1,200               8,900             (23,253)

Net Loss                                              -                   -                   -                (310)
                                      -----------------   -----------------  ------------------  ------------------

Balance at February 28, 2001                  1,200,000               1,200               8,900             (23,563)

Net Income                                            -                   -                   -               2,155
                                      -----------------   -----------------  ------------------  ------------------

Balance at February 28, 2002                  1,200,000   $           1,200  $            8,900  $          (21,408)
                                      =================   =================  ==================  ==================















                    The accompanying notes are an integral part of these financial statements.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                            STATEMENTS OF CASH FLOWS

                                                                                    For the Year Ended
                                                                                       February 28,
                                                                       --------------------------------------------

                                                                               2002                    2001
                                                                       ---------------------   --------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Income (Loss)                                                      $               2,155   $               (310)
Non-Cash Operating Activities:
   Gain on Sale of Equipment                                                               -                (19,806)
   Depreciation                                                                       71,177                 62,395
(Increase) Decrease in Accounts Receivable                                                 -                      -
Increase (Decrease) Accounts Payable                                                   5,073                  1,074
Increase (Decrease) Customer Deposits                                                 (2,773)                 2,773
                                                                       ---------------------   --------------------

 Net Cash provided by operating activities                                            75,632                 46,126
                                                                       ---------------------   --------------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of Fixed Assets                                                            (110,709)               (56,332)
Proceeds from Sale of Equipment                                                            -                 64,397
                                                                       ---------------------   --------------------

Net cash provided by (used in)
 investing activities                                                               (110,709)                 8,065
                                                                       ---------------------   --------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from Notes Payable                                                           24,530                 25,000
Principal payments on Notes Payable                                                  (29,470)               (13,677)
Net Advances from Shareholder                                                         (7,683)               (46,732)
Net Increase (Decrease) Line of Credit                                                22,042                  3,343
                                                                       ---------------------   --------------------
Net Cash Provided by (used in)
 Financing Activities                                                                  9,419                (32,066)
                                                                       ---------------------   --------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                                          (25,658)                22,125
Cash and Cash Equivalents
  at Beginning of Period                                                              27,638                  5,513
                                                                       ---------------------   --------------------

 Cash and Cash Equivalents at End of Period                            $               1,980   $             27,638
                                                                       =====================   ====================

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                            STATEMENTS OF CASH FLOWS
                                   (continued)

                                                                                   For the Year Ended
                                                                                      February 28,
                                                                      ---------------------------------------------

                                                                               2002                    2001
                                                                      ----------------------   --------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                            $                4,301   $              3,069
  Franchise and income taxes                                          $                  100   $              2,229

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:
       None


























                    The accompanying notes are an integral part of these financial statements.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Rochester Portable Specialties, Inc. (DBA Crescent Moon) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of New York on March 2, 1995.

Nature of Business

         The Company is primarily in the business of providing portable restroom services. In addition the Company acts as a warehouser for PolyPortables, Inc. by assembling and storing plastic portable toilets.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Earnings (Loss) per Share

         The reconciliations of the numerators and denominators of the basic earnings (loss) per share computations are as follows:

                                                                                                     Per-Share
                                                              Income              Shares               Amount
                                                           (Numerator)          (Denominator)

                                                                   For the year ended February 28, 2002
BASIC EARNINGS PER SHARE
Earnings to common shareholders                         $            2,155            1,200,000  $                -
                                                        ==================  ===================  ==================


                                                                   For the year ended February 28, 2001
BASIC LOSS PER SHARE
Loss to common shareholders                             $             (310)           1,200,000  $                -
                                                        ==================  ===================  ==================

         There are no outstanding common stock equivalents for February 28, 2002 and 2001.

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Revenue Recognition

         Revenue is recognized as services are performed or as products are sold.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Fixed Assets

         Fixed assets are stated at cost. Depreciation and amortization are computed using the straight- line and accelerated methods over the estimated economic useful lives of the related assets as follows:

         Office Equipment                                     3-5 years
         Port-O-Pot and Trailers                              5-7 years
         Polyportable Equipment                               5-7 years

         Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

         Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Advertising

         Advertising costs are expensed as incurred.

Reclassifications

         Certain reclassifications have been made in the February 28, 2001 financial statements to conform with the February 28, 2002 presentation.

NOTE 2 - RENT AND LEASE EXPENSE

         The Company leases facilities and equipment under various capital and operating leases with expiration dates through 2005.

         The Company has entered into a lease agreements for its office and warehouse facilities. The rental charges are approximately $725 per month. The leases expires in June 2002 and July 2003.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 2 - RENT AND LEASE EXPENSE (continued)

         Equipment capitalized under capital leases had fair market value of $20,359 as of June 18, 2001 (date of acquisition of the equipment and assumption of the related leases by the Company). Total rental expense for the Company for the years ended February 28, 2002 and February 28, 2001 was $27,057 and $28,247, respectively, including rent under month-to month leases.

Net minimum rental commitments under all non-cancelable operating leases are as follows:

                                                             Capital             Operating
                Year Ending December 31,                      Leases              Leases               Total
                                                        ------------------  -------------------  ------------------

                          2002                          $            5,810  $            17,864  $           23,674
                          2003                                       8,177                4,500              12,677
                          2004                                       8,177                    -               8,177
                          2005                                       2,725                    -               2,725
                          2006                                           -                    -                   -
                                                        ------------------  -------------------  ------------------

            Total minimum lease payments due                        24,889               22,364              47,253

           Less amounts representing interest                      (4,530)                    -             (4,530)
                                                        ------------------  -------------------  ------------------

                                                        $           20,359  $            22,364  $           42,723
                                                        ==================  ===================  ==================

         The leases generally provides that insurance, maintenance and tax expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

NOTE 3 -  RELATED PARTY TRANSACTIONS

         Due to related party at February 28, 2002 and February 28, 2001 consists of the following:

                                                                                      February 28,
                                                                          ------------------------------------
                                                                                 2002               2001
                                                                          ------------------  ----------------

Advances, unsecured, non-interest bearing,
due on demand                                                             $           18,687  $         26,370
                                                                          ==================--================

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 3 -  RELATED PARTY TRANSACTIONS (continued)

         The Company leases a four acre parcel from the Company's Stockholder for approximately $350 per month under an operating lease. The lease began August 1, 1997 and expires on July 31, 2002.

         The Company leases warehouse space from the Company's Stockholder for approximately $375 per month under an operating lease. The warehouse lease began July 1, 1998 and expires on June 30, 2003.

         The Company leases a ten-unit trailer from the Company's Stockholder for $200 per year under an operating lease. The lease began March 1, 1998 and expired on January 31, 2001. The lease has remained in effect on a month to month basis.

         The Company leases a pick-up truck from the Company's Stockholder for $684 per month under an operating lease. The lease began July 1, 1998 and expired March 31, 2001. The lease has remained in effect on a month to month basis.

         The Company leases a twenty-unit trailer from the Company's Stockholder for $756 per year under an operating lease. The lease began June 1, 1998 and expired January 31, 2001. The lease has remained in effect on a month to month basis.

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 4 - LONG TERM DEBT

         Long-term liabilities of the Company at February 28, 2002 and February 28, 2001 consists of the following:

                                                                                 February 28,
                                                                      -----------------------------------
                                                                            2002              2001
                                                                      ----------------  -----------------
$50,000 revolving line of credit payable to M&T
Bank, due on demand with interest of 1.5% over prime
(6.25% at February 28, 2002), unsecured                               $         41,000  $          18,958

Lease Payable to Liberty Financial Group, due June
18, 2004, payable $681.40 per month with interest at
13.8%, secured by equipment                                                     19,033                  -


Note  Payable to M&T Bank,  due July 19,  2001,
payable  $502.60 per month with interest at
1% over prime, secured by personal guarantee by the
Company's Stockholder and UCC                                                    2,013              5,682

Note  Payable to M&T Bank,  due August 6, 2001,
payable  $416.49 per month with interest at 10.25%,
unsecured                                                                            -              6,009

Note  Payable to M&T Bank,  due August 1, 2003,
payable  $812.36 per month with interest at 1.0%
over prime, secured by automotive equipment                                     13,438             21,358

Note payable to M&T Bank, due December 24, 2005,
payable $531.31 per month, with interest at 1.5%
over prime (6.25% at February 28, 2002), secured by
personal guarantee by the Company's Stockholder                                 18,624             25,000
                                                                      ----------------  -----------------
                                                                                34,075             58,049
Less Current Portion                                                            57,124             42,741
                                                                      ----------------  -----------------

          Total Long-Term Liability                                   $        (23,049) $          15,308
                                                                      ================  =================

                      ROCHESTER PORTABLE SPECIALTIES, INC.
                               (DBA Crescent Moon)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 2002 AND 2001
                                   (Continued)

NOTE 4 - LONG TERM DEBT (continued)

         Principal payments due on long-term debt for each of the five years subsequent to February 28, 2002 and thereafter are as follows:

       Year ending:                Amount
---------------------------  ------------------
           2002              $           23,784
           2003                          16,125
           2004                          14,753
           2005                               -
           2006                               -
        Thereafter                            -
                             ------------------
           Total             $           54,662
                             ==================

NOTE 5 - INCOME TAXES

         As of February 28, 2002, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $21,000 that may be offset against future taxable income through 2022.


NOTE 6 - SUBSEQUENT EVENTS

         On June 3, 2002, the Company merged with Cherokee Investments, Inc. (Cherokee), a Wyoming corporation. The merger was accounted for as a reverse merger, with the Company being treated as the acquiring entity for financial reporting purposes. In connection with this merger, the Company issued 250,000 shares of common stock in exchange for the assets and liabilities of Cherokee. As a result of the merger, the Company became a Wyoming corporation.

         The merger was recorded as a recapitalization. In connection with this recapitalization, the number of shares outstanding prior to the merger have been restated to their post merger equivalents (increased from 25 shares to 1,200,000). All references in the accompanying financial statements to the number of Common shares and per-share amounts for 2002 and 2001 have been restated to reflect the equivalent number of post merger shares.

                         INDEPENDENT ACCOUNTANT'S REPORT

Crescent Moon, Inc.
(Formerly Cherokee Investments, Inc.)


         We have reviewed the accompanying balance sheets of Crescent Moon, Inc. (Formerly Cherokee Investments, Inc.) as of November 30, 2002 and February 28, 2002 and the related statements of operations for the three and nine month periods ended November 30, 2002 and 2001 and cash flows for the nine month periods ended November 30, 2002 and 2001. These financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                                    Respectfully submitted

                                                    /S/ ROBISON, HILL & CO.
                                                    Certified Public Accountants

Salt Lake City, Utah
December 27, 2002

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                                 BALANCE SHEETS

                                                                                November 30,        February 28,
                                                                                    2002                2002
                                                                             ------------------  ------------------
ASSETS:

   Current Assets
     Cash                                                                    $           17,276  $            1,980
     Accounts Receivable                                                                  8,293                   -
                                                                             ------------------  ------------------
        Total Current Assets                                                             25,569               1,980
                                                                             ------------------  ------------------
   Fixed Assets

     Office Equipment                                                                     2,510               2,510
     Port-O-Pot and Trailers                                                            382,024             355,479
     Polyportable Equipment                                                              18,116              18,116
                                                                             ------------------  ------------------
        Total Fixed Assets                                                              402,650             376,105
        Less Accumulated Depreciation                                                  (320,741)           (268,346)
                                                                             ------------------  ------------------
            Net Fixed Assets                                                             81,909             107,759
                                                                             ------------------  ------------------
   Total Assets                                                              $          107,478  $          109,739
                                                                             ==================  ==================

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
   Current Liabilities

     Accounts Payable                                                        $           26,481  $            8,251
     Advances from Shareholder                                                           55,889              18,687
     Bank Line of Credit                                                                      -              41,000
     Current Portion of Long-Term Debt                                                   19,079              16,125
                                                                             ------------------  ------------------
       Total Current Liabilities                                                        101,449              84,063
   Notes Payable                                                                         16,651              36,984
                                                                             ------------------  ------------------
     Total Liabilities                                                                  118,100             121,047
                                                                             ------------------  ------------------
Stockholders' Equity:
  Common Stock, Par Value $.001

    Authorized 100,000,000 shares, Issued 1,450,000 shares
    at November 30, 2002 and 1,200,000 shares
    at February 28, 2002                                                                  1,450               1,200
  Additional Paid-In Capital                                                              8,650               8,900
  Retained Earnings (Deficit)                                                           (20,722)            (21,408)
                                                                             ------------------  ------------------
     Total Stockholders' Equity                                                         (10,622)            (11,308)
                                                                             ------------------  ------------------
       Total Liabilities and Stockholders' Equity                            $          107,478  $          109,739
                                                                             ==================  ==================


         The accompanying notes are an integral part of these financial statements.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                            STATEMENTS OF OPERATIONS

                                           For the Three Months Ended              For the Nine Months Ended
                                                  November 30,                            November 30,
                                      -------------------------------------  --------------------------------------
                                            2002                2001                2002                2001
                                      -----------------   -----------------  ------------------  ------------------

Revenues:                             $          39,461   $          36,050  $          237,898  $          255,366
                                      -----------------   -----------------  ------------------  ------------------

Expenses:

   Advertising                                      916                 180               3,268               6,487
   General and Administrative                    64,475              64,354             230,489             221,853
                                      -----------------   -----------------  ------------------  ------------------

      Total Operating Expenses                   65,391              64,534             233,757             228,340

Other Income (Expense)

   Interest Expense                                (373)                  -              (2,178)               (461)
   Loss on Disposal of Assets                         -                   -                (852)                  -
   Other Income (Expense)                             -                   -                   -                   -
                                      -----------------   -----------------  ------------------  ------------------

   Net Other Income (Expense)                      (373)                  -              (3,030)               (461)
                                      -----------------   -----------------  ------------------  ------------------

Net Income (Loss) Before

   Taxes                                        (26,303)            (28,484)              1,111              26,565

Income and Franchise Taxes                          147                   -                 425                 100
                                      -----------------   -----------------  ------------------  ------------------

     Net Income (Loss)                $         (26,450)  $         (28,484) $              686  $           26,465
                                      =================   =================  ==================  ==================

Basic & Diluted Earnings

    (Loss) per Share                  $         (0.02)    $         (0.02)   $                -  $            0.02
                                      =================   =================  ==================  ==================








         The accompanying notes are an integral part of these financial statements.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                            STATEMENTS OF CASH FLOWS

                                                                                   For the Nine Months Ended
                                                                                          November 30,
                                                                             --------------------------------------

                                                                                    2002                2001
                                                                             ------------------  ------------------
CASH FLOWS FROM OPERATING

ACTIVITIES:

Net Income (Loss)                                                            $              686  $           26,465
Non-Cash Operating Activities:
   Loss on Sale of Equipment                                                                852                   -
   Depreciation                                                                          53,382              52,644
(Increase) Decrease in Accounts Receivable                                               (8,293)             (5,269)
Increase (Decrease) Accounts Payable                                                     18,230              (1,048)
Increase (Decrease) Customer Deposits                                                         -                   -
                                                                             ------------------  ------------------

 Net Cash provided by operating activities                                               64,857              72,792
                                                                             ------------------  ------------------

CASH FLOWS FROM INVESTING

ACTIVITIES:

Purchase of Fixed Assets                                                                (28,384)           (101,891)
Proceeds from Sale of Equipment                                                               -                   -
                                                                             ------------------  ------------------

Net cash provided by (used in)
 investing activities                                                                   (28,384)           (101,891)
                                                                             ------------------  ------------------

CASH FLOWS FROM FINANCING

ACTIVITIES:

Proceeds from Notes Payable                                                                   -              20,396
Principal payments on Notes Payable                                                     (17,379)            (23,784)
Net Advances from Shareholder                                                            37,202              30,738
Net Increase (Decrease) Line of Credit                                                  (41,000)            (19,105)
                                                                             ------------------  ------------------
Net Cash Provided by (used in)

 Financing Activities                                                                   (21,177)              8,245
                                                                             ------------------  ------------------

Net (Decrease) Increase in

  Cash and Cash Equivalents                                                              15,296             (20,854)
Cash and Cash Equivalents
  at Beginning of Period                                                                  1,980              27,638
                                                                             ------------------  ------------------

 Cash and Cash Equivalents at End of Period                                  $           17,276  $            6,784
                                                                             ==================  ==================

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                            STATEMENTS OF CASH FLOWS
                                   (continued)

                                                                                   For the Nine Months Ended
                                                                                          November 30,
                                                                            --------------------------------------
                                                                                    2002                2001
                                                                             ------------------  ------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                                   $            2,178  $              461
  Franchise and income taxes                                                 $              425  $              100

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING

ACTIVITIES:

       On June 3, 2002, the Company issued 250,000 shares of common stock to acquire Cherokee Investments, Inc.

         The accompanying notes are an integral part of these financial statements.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Crescent Moon, Inc. (Formerly Cherokee Investments, Inc.) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The unaudited financial statements as of November 30, 2002 and for the nine month period then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the nine months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of New York on March 2, 1995.

         On June 3, 2002, the Company merged with Cherokee Investments, Inc. (Cherokee), a Wyoming corporation. The merger was accounted for as a reverse merger, with the Company being treated as the acquiring entity for financial reporting purposes. In connection with this merger, the Company issued 250,000 shares of common stock in exchange for the assets and liabilities of Cherokee. As a result of the merger, the Company became a Wyoming corporation.

         The merger was recorded as a recapitalization. In connection with this recapitalization, the number of shares outstanding prior to the merger have been restated to their post merger equivalents (increased from 25 shares to 1,200,000). All references in the accompanying financial statements to the number of Common shares and per-share amounts for 2002 and 2001 have been restated to reflect the equivalent number of post merger shares.

Nature of Business

         The Company is primarily in the business of providing portable restroom services. In addition the Company acts as a warehouser for PolyPortables, Inc. by assembling and storing plastic portable toilets.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) per Share

         The reconciliations of the numerators and denominators of the basic earnings (loss) per share computations are as follows:

                                                                                                     Per-Share
                                                              Income              Shares               Amount
                                                           (Numerator)         (Denominator)
                                                               For the three months ended November 30, 2002

BASIC EARNINGS (LOSS) PER SHARE
Earnings (Loss) to common shareholders                  $          (26,450)           1,450,000  $           (0.02)
                                                        ==================  ===================  ==================

                                                               For the three months ended November 30, 2001
BASIC EARNINGS (LOSS) PER SHARE
Earnings (Loss) to common shareholders                  $          (28,484)           1,200,000  $           (0.02)
                                                        ==================  ===================  ==================

                                                                For the nine months ended November 30, 2002

BASIC EARNINGS (LOSS) PER SHARE
Earnings (Loss) to common shareholders                  $              686            1,364,545  $                   -
                                                        ==================  ===================  ==================

                                                                For the nine months ended November 30, 2001

BASIC EARNINGS (LOSS) PER SHARE
Earnings (Loss) to common shareholders                  $           26,465            1,200,000  $             0.02
                                                        ==================  ===================  ==================

         There are no outstanding common stock equivalents for November 30, 2002 and 2001.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Revenue Recognition

         Revenue is recognized as services are performed or as products are sold.

Fixed Assets

         Fixed assets are stated at cost. Depreciation and amortization are computed using the straight- line and accelerated methods over the estimated economic useful lives of the related assets as follows:

         Office Equipment                                     3-5 years
         Port-O-Pot and Trailers                              5-7 years
         Polyportable Equipment                               5-7 years

         Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

         Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Advertising

         Advertising costs are expensed as incurred.

Reclassifications

         Certain reclassifications have been made in the August 31, 2001 financial statements to conform with the August 31, 2002 presentation.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 2 - RENT AND LEASE EXPENSE

         The Company leases facilities and equipment under various capital and operating leases with expiration dates through 2005.

         The Company has entered into a lease agreements for its office and warehouse facilities. The rental charges are approximately $725 per month. The leases expires in June 2002 and July 2003.

         Equipment capitalized under capital leases had fair market value of $20,359 as of June 18, 2001 (date of acquisition of the equipment and assumption of the related leases by the Company). Total rental expense for the Company for the nine months ended November 30, 2002 and 2001 was $11,759 and $11,759, respectively, including rent under month-to month leases.

Net minimum rental commitments under all non-cancelable operating leases are as follows:

                                                             Capital             Operating
                Year Ending December 31,                      Leases              Leases               Total
                                                        ------------------  -------------------  ------------------

                          2002                          $            5,810  $            17,864  $           23,674
                          2003                                       8,177                4,500              12,677
                          2004                                       8,177                    -               8,177
                          2005                                       2,725                    -               2,725
                          2006                                           -                    -                   -
                                                        ------------------  -------------------  ------------------

            Total minimum lease payments due                        24,889               22,364              47,253

           Less amounts representing interest                      (4,530)                    -             (4,530)
                                                        ------------------  -------------------  ------------------

                                                        $           20,359  $            22,364  $           42,723
                                                        ==================  ===================  ==================

         The leases generally provides that insurance, maintenance and tax expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 3 -  RELATED PARTY TRANSACTIONS

         Due to related party at November 30, 2002 and February 28, 2002 consists of the following:

                                                                             November 30,       February 28,
                                                                                 2002               2002
                                                                          ------------------  ----------------

Advances, unsecured, non-interest bearing,
due on demand                                                             $           55,889  $         18,687
                                                                          ==================  ================

         The Company leases a four acre parcel from the Company's Stockholder for approximately $350 per month under an operating lease. The lease began August 1, 1997 and expires on July 31, 2002.

         The Company leases warehouse space from the Company's Stockholder for approximately $375 per month under an operating lease. The warehouse lease began July 1, 1998 and expires on June 30, 2003.

         The Company leases a ten-unit trailer from the Company's Stockholder for $200 per year under an operating lease. The lease began March 1, 1998 and expired on January 31, 2001. The lease has remained in effect on a month to month basis.

         The Company leases a pick-up truck from the Company's Stockholder for $684 per month under an operating lease. The lease began July 1, 1998 and expired March 31, 2001. The lease has remained in effect on a month to month basis.

         The Company leases a twenty-unit trailer from the Company's Stockholder for $756 per year under an operating lease. The lease began June 1, 1998 and expired January 31, 2001. The lease has remained in effect on a month to month basis.

NOTE 4 - LINE OF CREDIT

         The Company has a $50,000 revolving line of credit payable to M&T Bank, due on demand with interest of 1.5% over prime. The balance due on the line of credit was $0 and $41,000 as of November 30, 2002 and February 28, 2002, respectively.

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 5 - LONG TERM DEBT

         Long-term liabilities of the Company at November 30, 2002 and February 28, 2002 consists of the following:

                                                                                November 30,        February 28,
                                                                                    2002                2002
                                                                             ------------------  ------------------
Lease Payable to Liberty Financial Group, due June
18, 2004, payable $681.40 per month with interest at
13.8%, secured by equipment                                                  $           11,572  $           19,034

Note  Payable to M&T Bank,  due July 19,  2001,
payable  $502.60 per month with interest at 1% over
prime, secured by personal guarantee by the
Company's Stockholder and UCC                                                                 -               2,013

Note  Payable to M&T Bank,  due August 1, 2003,
payable  $812.36 per month with interest at 1.0% over
prime, secured by automotive equipment                                                    7,002              13,438

Note payable to M&T Bank, due December 24, 2005,
payable $531.31 per month, with interest at 1.5% over
prime (6.25% at February 28, 2002), secured by
personal guarantee by the Company's Stockholder                                          17,156              18,624
                                                                             ------------------  ------------------
                                                                                         35,730              53,109
Less Current Portion                                                                     19,079              16,125
                                                                             ------------------  ------------------

          Total Long-Term Liability                                          $           16,651  $           36,984
                                                                             ==================  ==================

                               CRESCENT MOON, INC.
                      (FORMERLY CHEROKEE INVESTMENTS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                                   (Continued)

NOTE 5 - LONG TERM DEBT (continued)

         Principal payments due on long-term debt for each of the five years subsequent to February 28, 2002 and thereafter are as follows:

       Year ending:                Amount

---------------------------  ------------------
           2003              $           19,817
           2004                          17,163
           2005                           7,753
           2006                               -
           2007                               -
        Thereafter                            -
                             ------------------
           Total             $           44,733
                             ==================

NOTE 6 - INCOME TAXES

         As of February 28, 2002, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $21,000 that may be offset against future taxable income through 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On June 3, 2002, Cherokee Investments, Inc. ("Cherokee") and Crescent Moon, Inc. (Formerly Rochester Portable Specialties, Inc.) ("Crescent") executed an Acquisition Agreement that provides for the Merger of Crescent with and into Cherokee in a reverse merger. See "The Merger". The following unaudited pro forma condensed combined financial statements are based on the November 30, 2002 and the February 28, 2002 historical financial statements of Crescent and the September 30, 2001 historical financial statements of Cherokee, giving effect to the transaction as a recapitalization, with Crescent treated as the acquiring entity for financial reporting purposes.

          The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2002 presents the results of operations of the Surviving Corporation, assuming the merger was completed on March 1, 2001. The unaudited pro forma condensed combined statement of operations for the nine months ended November 30, 2002 presents the results of operations of the Surviving Corporation, assuming the merger was completed on March 1, 2001.

         The unaudited pro forma condensed combined financial statements have been prepared by management of Cherokee and Crescent based on the financial statements. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information of Cherokee and Crescent (including the notes thereto). See "FINANCIAL STATEMENTS."

                                   UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                    FOR THE NINE MONTHS ENDED NOVEMBER 30, 2002


                                       Cherokee                                   Pro Forma
                                      Investments,    Crescent     Pro Forma       Combined
                                          Inc.        Moon, Inc.   Adjustments      Balance
                                      -----------    -----------   -----------    -----------

Revenues                              $      --      $   237,898    $      --     $   237,898

Expenses:
   Sales & Marketing                         --            3,268           --           3,268
   General & Administrative                 3,980        230,489           --         234,469
                                      -----------    -----------   -----------    -----------
          Total Operating Expenses          3,980        233,757           --         237,737
                                      -----------    -----------   -----------    -----------

Net Operating Income (Loss)                (3,980)         4,141           --             161

Other Income (Expense)                       --           (3,030)          --          (3,030)
Taxes                                        --              425           --             425
                                      -----------    -----------   -----------    -----------

Net Income (Loss)                     $    (3,980)   $       686   $      --           (3,294)
                                      ===========    ===========   ===========    ===========

Loss per share                        $      --      $        --   $      --      $      --
                                      ===========    ===========   ===========    ===========

Weighted average shares outstanding     1,000,000      1,364,545                    1,450,000





              See accompanying notes to unaudited pro forma condensed combined financial statements.

                                   UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                       FOR THE YEAR ENDED FEBRUARY 28, 2002


                                       Cherokee                                   Pro Forma
                                      Investments,    Crescent     Pro Forma       Combined
                                          Inc.        Moon, Inc.   Adjustments      Balance
                                      -----------    -----------   -----------    -----------


Revenues                              $      --      $   285,304    $      --     $   285,304

Expenses:
   Sales & Marketing                         --            6,786           --           6,786
   General & Administrative                 5,566        274,993           --         280,559
                                      -----------    -----------   -----------    -----------
          Total Operating Expenses          5,566        281,779           --         287,345
                                      -----------    -----------   -----------    -----------

Net Operating Income (Loss)                (5,566)         3,525           --          (2,041)

Other Income (Expense)                       --           (1,270)          --          (1,270)
Franchise Taxes                              --             (100)          --            (100)
                                      -----------    -----------   -----------    -----------

Net Income (Loss)                     $    (5,566)   $     2,155   $      --      $    (3,411)
                                      ===========    ===========   ===========    ===========

Income per share                      $      --      $      --     $      --      $      --
                                      ===========    ===========   ===========    ===========

Weighted average shares outstanding     1,000,000      1,200,000                  1,450,000





              See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

(1)      GENERAL

In the merger involving Cherokee and Crescent, Crescent will be merged with and into Cherokee and become a wholly owned subsidiary of Cherokee, with the shareholder of Crescent receiving 1,200,000 shares of Cherokee in exchange for 100% of the issued and outstanding shares of Rochester. Simultaneously with the merger 750,000 shares of Cherokee owned by Dan Hodges will be cancelled. The net effect will be that the shareholder of Crescent will own approximately 80% of Cherokee upon completion of the merger. The pro forma adjustments discussed below are subject to change based on final appraisals and determination of the fair market value of the assets and liabilities of Cherokee.

(2)      FISCAL YEAR ENDS

         The unaudited pro forma condensed combined statements of operations for the nine months ended November 30, 2002, include Cherokee's and Crescent's operations on a common fiscal quarter. The financial statements of Cherokee have been conformed to the fiscal quarter ended November 30, 2002 by including the operating results of Cherokee for the period March 1, 2002 to November 30, 2002.

         The unaudited pro forma condensed combined statements of operations for the year ended February 28, 2002, include Cherokee's and Crescent's operations on a common fiscal year. The financial statements of Cherokee have been conformed to the fiscal year ended February 28, 2002 by including the operating results of Cherokee for the period March 1, 2001 to September 30, 2001 and including such results for the five months ended February 28, 2002.

(3)      PRO FORMA ADJUSTMENTS


         The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

         There are no anticipated adjustments to the statements of operations as a result of the merger.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Wyoming Business Corporation Act permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The Wyoming Business Corporation Law limits or eliminates the liability of a director of a corporation for monetary damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

The bylaws of the Company allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Wyoming law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 17-16-833 of the Wyoming Business Corporation Law or an intentional violation of criminal law.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

         SECTION 43. INDEMNIFICATION OF DIRECTORS, EXECUTIVE OFFICERS, OTHER OFFICERS, EMPLOYEES AND OTHER AGENTS.

         (a.) DIRECTORS OFFICERS. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Wyoming General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Wyoming General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

         (b.) EMPLOYEES AND OTHER AGENTS. The corporation shall have power to indemnify its employees and other agents as set forth in the Wyoming General Corporation Law.

         (c.) EXPENSE. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

         Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) ENFORCEMENT. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Wyoming General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Wyoming General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Wyoming General Corporation Law.

         (f.) SURVIVAL OF RIGHTS. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) INSURANCE. To the fullest extent permitted by the Wyoming General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

         (h.) AMENDMENTS. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) SAVING CLAUSE. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j.) CERTAIN DEFINITIONS. For the purposes of this Bylaw, the following definitions shall apply:

                  (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

                  (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.


         Section 17-16-202 of the Wyoming Business Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of 17-16-833 or an intentional violation of criminal law.

         Section 17-16-850, et seq. of the Wyoming Business Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses of Rochester Portable Specialties in connection with the offering described in the Registration Statement.


     Securities and Exchange Commission Registration Fee                 $  100
     Legal Fees and Expenses                                             10,000
     Accounting Fees and Expenses                                        20,000
     Other Expenses                                                       2,500
     Total Expenses                                                     $32,600

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On June 3, 2002, pursuant to the closing of the acquisition agreement and in consideration for the acquisitions of Rochester Portable Specialties doing business as Crescent Moon, Cherokee Investments now named Crescent Moon, Inc., issued a total of 1,200,000 shares to Robert P. Denome in reliance on
Section  4(2)  of  the  Securities  Act  as no  public  offering  was  involved.
Additionally, on June 3, 2002, Cherokee Investments received and cancelled 750,000 shares of common stock from Daniel Hodges as required by the acquisition agreement.


ITEM 27.  EXHIBITS

        EXHIBIT
        NUMBER                                          DESCRIPTION                                          REFERENCE
     --------------    -------------------------------------------------------------------------------     --------------

          2.1          Acquisition  Agreement between Registrant and Rochester Portable  Specialties,           (1)
                       Inc.
          3.1          Amended  and  Restated   Articles  of  Incorporation   of  Registrant,   dated           (2)
                       December 27, 2001
          3.2          Amended and Restated By-laws of Registrant                                               (2)
          3.3          Certificate of Name Change                                                                *
          4.1          Form of Common Stock Certificate                                                          *
          5.1          Opinion of Kevin M.  Sherlock,  Esq. as to the  legality of  securities  being            *
                       registered (includes consent)
         10.1          Beau Productions Contract                                                                 *
         10.2          M & T Bank Business Line of Credit                                                        *
         10.3          M & T Bank $25,000 note due August 1, 2003                                                *
         10.4          M & T Bank $25,000 note due December 24, 2005                                             *
          21           List of Subsidiaries                                                                      *
         23.2          Consent of Auditors Robison Hill & Co.                                                    *

__________

*        Filed herewith

(1) Filed with Information Statement on Schedule 14C, dated May 14, 2002.

(2) Filed with Form 10SB 12(g), dated January 5, 2000.

ITEM 28.  UNDERTAKINGS

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Imdemnification:

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomfield, New York, on March 21, 2003.



                             CRESCENT MOON, INC., a Wyoming corporation



                             /s/ Robert P. Denome
                             -------------------------------------------------
                             Robert P. Denome, Chairman of the Board,
                             President, and Principal Financial Officer,
                             Principal Accounting Officer and Chief
                             Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature and Title                                     Date


/s/ Robert P. Denome                                             March 21, 2003
---------------------------------------------------------------
Robert P. Denome, Chairman of the Board, President,  Principal
Financial  Officer,  Principal  Accounting  Officer  and  Sole
Director